LOAN AGREEMENT

between

NNN HEALTHCARE/OFFICE REIT KOKOMO MEDICAL OFFICE PARK, LLC,

a Delaware limited liability company

and

WACHOVIA FINANCIAL SERVICES, INC.

dated as of

December 5, 2007

LOAN AGREEMENT

This Loan Agreement is made as of December 5, 2007 by and between WACHOVIA FINANCIAL SERVICES, INC., a North Carolina corporation, whose address is Wachovia Bank, N.A., Real Estate Financial Services, General Banking Group, Mail Code: CA 6233, 15750 Alton Parkway, Irvine, California 92618 (“Lender”), and NNN HEALTHCARE/OFFICE REIT KOKOMO MEDICAL OFFICE PARK, LLC, a Delaware limited liability company, whose address is c/o Triple Net Properties, LLC, 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705 (“Borrower”).

RECITALS

A. Borrower has acquired or will acquire fee simple title to that certain real property located in Kokomo, Indiana, as more particularly described in Exhibit A attached hereto (collectively, the “Property”), commonly known as 2302, 2312, 2330 and 2350 S. Dixon Road, Kokomo, Indiana.

B. Borrower has requested that Lender extend credit to it for the financing and operation of the Project (as defined herein).

C. Lender is prepared to extend such credit in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:

"Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

"Agreement” shall mean this Loan Agreement, as the same may be amended, modified, supplemented, renewed and restated from time to time.

"Appraisal” shall mean an appraisal of the “as is” value of the Property and the Improvements (i) ordered by Lender, (ii) prepared by an appraiser satisfactory to Lender, (iii) in compliance with all federal and state standards for appraisals, (iv) reviewed by Lender and (v) in form and substance satisfactory to Lender in its sole and absolute discretion; provided, however, that in reviewing such appraisals and applying such discretion, Lender will act in good faith and will consistently apply the standards generally used by Lender in the normal course of its real estate lending business in order to review and evaluate appraisals.

"Borrower” shall mean NNN Healthcare/Office REIT Kokomo Medical Office Park, LLC, a Delaware limited liability company, whose address is as set forth in the introductory paragraph to this Agreement

"Budget” shall mean the cost breakdown/budget for the Loan attached hereto as Exhibit B, which shall set forth the costs to be paid with the Loan.

"Business Day” shall mean a day of the year other than Saturdays, Sundays and legal holidays on which banks are required to be closed in California, Indiana or North Carolina.

"Calendar Month” shall mean any of the twelve (12) calendar months of the year. With respect to any payment or obligation that is due or required to be performed within a specified number of Calendar Months, then such payment or obligation shall become due on the day in the last of such specified number of Calendar Months that corresponds numerically to the date on which such payment or obligation was incurred or commenced; provided, however, that with respect to any obligation that was incurred or commenced on the 29th, 30th or 31st day of any Calendar Month and if the Calendar Month in which such payment or obligation would otherwise become due does not have a numerically corresponding date, such obligation shall become due on the first Business Day of the next succeeding Calendar Month.

"CC&R’s” shall mean any and all covenants, conditions, restrictions, maintenance agreements or reciprocal easement agreements affecting the Project or any of the Property.

"Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Closing Date” shall mean the date the Mortgage is recorded in the official records of the County.

"Collateral” shall mean all real and personal property (whether tangible or intangible) in which a lien, encumbrance or security interest is granted in favor of Lender pursuant to the Loan Documents.

"County” shall mean Howard County, Indiana.

"Day” or “Days” shall mean calendar days unless expressly stated to be Business Days.

“Debt Service Coverage Ratio” shall mean a fraction, the numerator of which is the Net Operating Income from the Project before payment of debt service for the three-month period in question, and the denominator of which is an amount equivalent to the sum of (a) an amount, as reasonably determined by Lender, equivalent to the interest that would accrue on the Loan during such three-month period at a rate of interest equal to the greater of (i) seven percent (7.0%) per annum, or (ii) the rate of one and one-half percent (1.50%) per annum above the Treasury Note Rate (herein defined), and (b) an amount for such period, as reasonably determined by Lender, equivalent to the amount of principal that would be payable during such three-month period according to a schedule that would fully amortize the Loan over a 30-year period given the foregoing rate of interest.

"Default Rate” shall have the meaning assigned in the Note.

"Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower and Guarantor of even date herewith.

"Event of Default” shall mean the occurrence of any of the events listed in Section 11.1 of this Agreement.

"ERISA” shall mean Employee Retirement Income Security Act of 1974, as the same may, from time to time, be amended.

"Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Lender on such Business Day on such transactions as determined by Lender.

"Financing Statement” shall mean one or more UCC-1 financing statements authorized by Borrower, as debtor, in favor of Lender, as secured party, and perfecting Lender’s security interest in the collateral described therein, each in form and substance satisfactory to Lender, to be filed in the Office of the Secretary of State of Delaware, and in such other offices for recording or filing such statements in such jurisdictions as Lender shall desire to perfect Lender’s security interest or reflect such interest in appropriate public records.

"First Extended Maturity Date” shall mean an extended maturity date determined in accordance with Section 2.4 of this Agreement.

"First Extension” shall have the meaning assigned in Section 2.4 of this Agreement.

"Governmental Authority” shall mean (a) any governmental municipality or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department instrumentality or public body, or (c) any court, administrative tribunal or public utility.

"Guarantor” shall mean NNN Healthcare/Office REIT, Inc., a Maryland corporation.

"Guaranty” shall mean that certain Repayment Guaranty of even date herewith executed by the Guarantor, in form and content satisfactory to Lender.

"Improvements” shall mean all on-site and off-site improvements to the Property, if any, and appurtenances now or later to be located on the Land and/or in such improvements.

"Indebtedness” means, as to any Person (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services and all other accounts payable; (c) all indebtedness secured by a lien on any asset of such Person whether or not such indebtedness is assumed by such Person; (d) all obligations, contingent or otherwise, of such Person directly or indirectly guaranteeing any indebtedness or other obligation of any other Person or in any manner providing for the payment of any indebtedness or other obligation of any other Person or otherwise protecting the holder of such indebtedness against loss (excluding endorsements for collection or deposit in the ordinary course of business); (e) the amount of all reimbursement obligations and other obligations of such Person (whether due or to become due, contingent or otherwise) in respect of letters of credit, drafts, notes, bankers’ acceptances, surety or other bonds and similar instruments; (f) all capitalized lease obligations; (g) all other obligations that would be included as liabilities on a balance sheet prepared in accordance with GAAP; (h) all payables of such Person relating to minority interests; (i) net liabilities under Swap Contracts.

"Indemnified Taxes” means Taxes other than Excluded Taxes.

"Interest Rate” shall have the meaning assigned in the Note.

"Leases” means all leases, and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to the Property or any part thereof, together with all options therefor, amendments thereto and renewals and modifications thereof.

"Lender” shall mean Wachovia Financial Services, Inc., a North Carolina corporation, whose address is as set forth in the introductory paragraph to this Agreement, and its successors and assigns.

"Lending Office” means the office, branch, subsidiary or affiliate of Lender selected by Lender, from time to time, for the funding or booking of the Loan.

"Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement for the refinancing of the Property and the operation of the Project.

"Loan Amount” shall mean Eight Million Three Hundred Thousand and No/100 Dollars ($8,300,000.00).

"Loan Documents” shall mean this Agreement, the Note, the Mortgage, Financing Statements, the Guaranty, the Environmental Indemnity, the Subordination of Property Management Agreement and all other documents and instruments (other than any Swap Contracts) now or hereafter executed and delivered in connection with this Agreement and the Loan described herein.

"London Banking Day” means a day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

"Maturity Date” shall mean the date upon which the Loan becomes due and payable, which date shall be November 30, 2010, subject to possible extensions as set forth in Section 2.4.

"Mortgage” shall mean an Mortgage, Assignment, Security Agreement and Fixture Filing executed by Borrower, as trustor, and naming Lender as beneficiary, creating a first lien on the Property, the Improvements, and all other buildings, fixtures and improvements now or hereafter owned or acquired by Borrower and situated on the Property, and all rights and easements appurtenant thereto, securing indebtedness and obligations pursuant to the Loan Documents and any Swap Contracts with Lender or its Affiliates, all in form and substance acceptable to Lender, as such Mortgage may be amended, modified, supplemented, renewed and restated from time to time.

"Net Operating Income” shall mean the amount of (a) Rental Income for the applicable three (3) month period of time in question, less (b) the amount of Operating Expenses for such period of time.

"Non-Related Party” shall mean a person or entity that is not an Affiliate of Borrower.

"Note” shall mean the Promissory Note of even date herewith evidencing the Loan and secured by the Mortgage, as such note may be amended, modified, supplemented, renewed or restated from time to time.

"Operating Expenses” shall mean any and all costs and expenses incurred in connection with the Project (or which should have been incurred to operate and maintain the Project in a first class manner) during the applicable three-month time period in question as reasonably determined by Lender, including without limitation (a) taxes and assessments imposed upon the Project which are reasonably allocable to such time period, (b) bond assessments which are reasonably allocable to such time period, (c) insurance premiums for casualty insurance and liability insurance carried in connection with the Project which are reasonably allocable to such time period, (d) operating expenses incurred by Borrower for the management, operation, cleaning, leasing, maintenance and repair of the Project which are reasonably allocable to such time period, including a management fee as approved by Lender, and (e) a sufficient replacement reserve (based on an annual rate of $0.15 per foot), but excluding depreciation, debt service and capital expenditures). Operating Expenses shall not include any depreciation, interest, principal, loan fees, extension fees or other payments on the Loan.

"Permitted Exceptions” means the matters approved by Lender as permitted exceptions of title with respect to the Property and set forth as exceptions to title in the Title Insurance Policy approved by Lender.

"Person” shall mean a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

"Project” shall mean the Property and the Improvements.

"Property” shall mean the real property described in Exhibit A attached hereto.

"Rental Income” shall mean the rental income received by Borrower, as reasonably determined by Lender, for the three (3) month period of time in question from the tenant Leases of the Improvements which are then in effect (and as to which the tenants thereunder are in possession and paying rent, and are not in default) or any other income, if any, generated by Borrower’s ownership and operation of the Project.

"Second Extended Maturity Date” shall mean an extended maturity date determined in accordance with Section 2.4 of this Agreement.

"Second Extension” shall have the meaning assigned in Section 2.4 of this Agreement.

"Subordination of Property Management Agreement” shall mean that certain Subordination of Property Management Agreement of even date herewith executed by Borrower and property manager, in form and content satisfactory to Lender.

"Swap Contract” shall mean any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, interest cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, together with any related schedules and confirmations, as amended, supplemented, superseded or replaced from time to time, relating to or governing any or all of the foregoing.

"Title Company” shall mean Chicago Title Insurance Company, or such other title insurance company as Lender may approve from time to time.

"Title Insurance Policy” shall mean a title insurance policy in the form of an American Land Title Association Loan Policy (1992) extended coverage (without revision, modification or amendment) issued by the Title Company, in form and substance satisfactory to Lender and containing such endorsements as Lender may require.

"Unmatured Event of Default” shall mean an event or condition which with notice or lapse of time, or both, would become an Event of Default.

1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein or in the Recitals shall have the meanings assigned to them in conformity with generally acceptable accounting standards and principles, consistently applied (“GAAP”).

ARTICLE II

THE LOAN

2.1 Agreement to Lend and Borrow. Subject to the terms and conditions of this Agreement, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender the Loan Amount (or such lesser amount as Borrower requests that Lender advance). The Loan proceeds shall be used for the purposes of financing the Property and operating the Project in accordance with this Agreement, and other uses reasonably approved by Lender. All amounts advanced under the Loan and repaid shall not be re-borrowed.

2.2 Evidence of Indebtedness. The Loan shall be evidenced by the Note. In the event of any inconsistency between the Note and this Agreement, the provisions of this Agreement shall prevail.

2.3 Interest Rate.

(a) Payment. The Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Interest Rate. Interest shall be payable in arrears and shall be due on the first day of each calendar month and on the Maturity Date (as it may be extended) and on the date the outstanding principal amount of the Note is repaid in full.

(b) Rate after Default. If all or a portion of the principal amount of the Loan made hereunder or any installment of interest on the Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after any applicable opportunity to cure), any such overdue principal amount and, to the extent permitted by applicable law, any overdue installment of interest on the Loan shall, without limiting any other rights of Lender, bear interest, payable on demand, for each day until paid at the Default Rate. After the occurrence and during the continuance of an Event of Default, the principal amount of the Loan (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of Lender, bear interest at the Default Rate.

(c) Computation of Interest. Interest in respect of the Loan shall be calculated on the basis of a 360-day year for the actual days elapsed. Each determination of an interest rate by Lender pursuant to any provision of this Agreement shall be conclusive and binding on Lender and Borrower in the absence of manifest error.

(d) No Deductions. All payments of principal or interest under the Note shall be made without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts shall be owed and paid by Borrower. Borrower will pay the amounts necessary such that the gross amount of the principal and interest received by Lender is not less than that required by the Note.

(e) Order of Application. Any payments received by Lender will be applied in the following order: (1) late charges; (2) impound payments for taxes and insurance (if any); (3) interest; and (4) principal.

2.4 Maturity of the Loan. All principal owing on the Loan, and all accrued interest and other sums owing under the Loan Documents not otherwise paid when due, shall be due and payable in full on the Maturity Date. Borrower shall have the option to extend the term of the Loan (the "First Extension”) from the Maturity Date (for purposes of this Section, the “Original Maturity Date”) to a date that is twelve (12) months following the Original Maturity Date (for purposes of this Section, the “First Extended Maturity Date”), and upon the expiration of the First Extension, Borrower shall have the option to extend the term of the Loan (the “Second Extension”) from the First Extended Maturity Date to a date that is twelve (12) months following the First Extended Maturity Date (for purposes of this Section, the “Second Extended Maturity Date”), each such Extension being subject to the satisfaction of each of the following conditions precedent:

(a) Borrower shall provide Lender with written notice of Borrower’s request to exercise its option to extend the maturity date not more than ninety (90) days but not less than sixty (60) days prior to (i) the Original Maturity Date, in the case of the First Extension, and (ii) the First Extended Maturity Date, in the case of the Second Extension;

(b) As of the date of Borrower’s delivery of notice of request to exercise its option to extend, and as of the date of the commencement of the applicable extension, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and Borrower shall so certify in writing;

(c) Borrower shall certify in writing that all representations and warranties set forth in the Loan Documents remain true and correct;

(d) The Debt Service Coverage Ratio for the Project for the three month period immediately preceding the then applicable Maturity Date shall have been at least 1.25 to 1.0;

(e) Immediately prior to the commencement of each extension, Borrower shall pay to Lender an extension fee in the amount of one eighth of one percent (0.125%) of the total outstanding plus undisbursed Loan proceeds, as determined on the Original Maturity Date, in the case of the First Extension, and as determined on the First Extended Maturity Date, in the case of the Second Extension;

(f) Borrower shall deliver to Lender, at Borrower’s sole cost and expense, such title insurance endorsements reasonably required by Lender; and

(g) Borrower shall have paid all costs and expenses of Lender in connection with such extension.

Notwithstanding the foregoing, the Second Extension may not come into effect unless the First Extension shall have been in effect. If each of the foregoing conditions precedent are satisfied, and the Original Maturity Date is extended as provided above to the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, as used herein and in the other Loan Documents, the term “Maturity Date” or “Extended Maturity Date” shall thereafter mean the First Extended Maturity Date or the Second Extended Maturity Date, as applicable.

2.5 Prepayment. Upon not less than thirty (30) days’ prior written notice to Lender, Borrower may prepay the Loan, in whole or in part (provided Lender shall have no obligations to readvance any repaid principal), without prepayment premium (but subject to any costs set forth in any Swap Contract should Lender in its sole discretion elect to terminate any such Swap Contract provided by Lender or its Affiliate upon any such prepayment).

2.6 Security. Payment of the Notes shall be secured by the following:

(a) The Mortgage;

(b) To the extent to which they may be assigned, all other rights, licenses, permits, franchises, authorizations, approvals and agreements relating to the use, occupancy or operation of the Project; and

(c) The Financing Statement.

2.7 Fees.

(a) Loan Fee. On the Closing Date, Borrower shall pay to Lender a loan fee in the amount of Thirty-Three Thousand Two Hundred and No/100 Dollars ($33,200.00).

(b) Extension Fees. Borrower shall pay all fees for any maturity date extension as and when due pursuant to this Agreement.

2.8 Increased Costs.

(a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender; (ii) subject Lender to any tax of any kind whatsoever with respect to this Agreement or the Loan, or change the basis of taxation of payments to Lender in respect thereof; or (iii) impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan or participation therein; and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs actually incurred or reduction actually suffered.

(b) If Lender determines that any Change in Law affecting Lender or any Lending Office of Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Loan to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Closing. Lender’s obligations to close the Loan and perform under this Agreement are expressly conditioned upon (i) Borrower’s satisfaction of all of the conditions set forth in Exhibit C hereto; (ii) Borrower’s satisfaction of the conditions for disbursement set forth in Article IV (as applicable); (iii) the Title Company’s unconditional commitment to issue the Title Insurance Policy; and (iv) Borrower’s delivery to Lender of the following documents, in form and content satisfactory to Lender, duly executed (and acknowledged where necessary) by the appropriate parties thereto:

(a) This Agreement;

(b) The Note;

(c) The Mortgage, which shall be duly recorded in the official records of the County;

(d) The Financing Statement, which shall be duly filed with the Delaware Secretary of State;

(e) The Guaranty;

(f) The Environmental Indemnity;

(g) The Subordination of Property Management Agreement;

(h) Assignments of all other agreements, contracts, rights, permits, licenses, entitlements, authorizations, and franchises relating to the Project, and consents to such assignments where deemed appropriate by Lender; and

(i) Such other documents that Lender may reasonably require.

ARTICLE IV

LOAN DISBURSEMENTS

4.1 Recordation Disbursements. Upon recordation of the Mortgage and satisfaction of all conditions set forth herein, provided that the Title Company has issued or is irrevocably committed in writing to issue to Lender the Title Insurance Policy referred to in Section 5.1 hereof, Lender shall disburse to Borrower the entirety of the Loan proceeds.

4.2 Intentionally Omitted.

4.3 Limitations and Conditions on Disbursements. In addition to the conditions precedent set forth in Sections 3.1 and 4.1 above, Borrower shall be entitled to disbursement of the Loan only in accordance with the terms and conditions of this Agreement (unless waived or modified by Lender) and, in addition, the following conditions (unless waived or modified by Lender):

(a) The representations and warranties of Borrower contained in all of the Loan Documents shall be correct in all material respects on and as of the date of the disbursement as though made on and as of that date and no Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the date of the disbursement;

(b) No mechanics’ lien shall have been recorded against the Property; and

(c) Lender shall be satisfied that the advance will not be junior in priority to any mechanics’ or materialmen’s liens or any intervening or other liens on the Property other than Permitted Exceptions.

4.4 Debt Service Coverage Ratio. At all times during the term of the Loan, the Debt Service Coverage Ratio shall equal or exceed 1.25:1.00 as determined by Lender in its sole and absolute discretion. If for any reason the applicable Debt Service Coverage Ratio is not met, then Borrower shall, within thirty (30) days after Lender’s demand, immediately reduce the unpaid principal balance of the Loan in an amount which would cause the applicable Debt Service Coverage Ratio to be met.

ARTICLE V

TITLE INSURANCE

5.1 Basic Insurance. Concurrently with the recording of the Mortgage, Borrower shall, at Borrower’s sole cost and expense, deliver or cause to be delivered to Lender the Title Insurance Policy issued by the Title Company (and such reinsurers and coinsurers as Lender may require) with a liability limit of not less than the full amount of the Loan and with coverage and in form satisfactory to Lender, insuring Lender’s interest under the Mortgage as a valid first lien on the Project, together with such reinsurance or coinsurance agreements or endorsements to the Title Insurance Policy as Lender may require, which policy shall contain only the Permitted Exceptions from its coverage, and thereafter Borrower shall, at its own cost and expense, do all things necessary to maintain the Mortgage as a valid first lien on the Property.

5.2 Intentionally Omitted.

ARTICLE VI

OPERATION AND MAINTENANCE OF THE PROJECT

6.1 Operation as First Class Medical/Commercial Office Buildings. At all times during the term of this Agreement, Borrower shall itself (or through a manager satisfactory to Lender) operate the Project as first class medical/commercial office buildings.

6.2 Maintenance. Borrower shall at all times maintain the Project in good condition and repair (as is more fully set forth in the Mortgage).

ARTICLE VII

LIABILITY, RISK, AND FLOOD INSURANCE

At all times throughout the Loan term Borrower shall, at its sole cost and expense, maintain insurance, and shall pay, as the same becomes due and payable, all premiums in respect thereto, including, but not necessarily limited to:

7.1 Property. “Special Cause of Loss” insurance on the Improvements in an amount not less than the full insurable value on a replacement cost basis of the insured Improvements and personal property related thereto.

7.2 Liability. Insurance protecting Borrower and Lender against loss or losses from liability imposed by law or assumed in any written contract and arising from personal injury, including bodily injury or death, having a limit of liability of not less than One Million Dollars ($1,000,000) (combined single limit for personal injury and property damage) and an umbrella excess liability policy in an amount not less than Fifteen Million Dollars ($15,000,000) protecting Borrower and Lender against any loss or liability or damage for personal injury, including bodily injury or death, or property damage. Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations.

7.3 Additional Insurance. Borrower shall provide such other policies of insurance as Lender may reasonably request in writing.

7.4 Other Requirements. All required insurance shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by Borrower and subject to the approval of Lender. Such companies should be authorized to write such insurance in the State of Indiana. The company issuing the policies shall have a financial and performance rating of “A-IX” or better by A.M. Best Co., in Bests’ Key Guide, or such other rating acceptable to Lender. All property policies evidencing the required insurance shall name Lender as first mortgagee, and all liability policies evidencing the insurance required shall name Lender as additional insured, shall provide for payment to Lender (or its assignee, as directed by Lender) of the net proceeds of insurance resulting from any claim for loss or damage thereunder, shall not be cancelable as to the interests of Lender due to the acts of Borrower, and shall provide for at least thirty (30) days prior written notice of the cancellation or modification thereof to Lender.

7.5 Evidence. All policies of insurance, or certificates of insurance evidencing that such insurance is in full force and effect, shall be delivered to Lender on or before the closing date (together with proof of the payment of the premiums thereof). At least thirty (30) days prior to the expiration or cancellation of each such policy, Borrower shall furnish Lender evidence that such policy has been renewed or replaced in the form of a certificate reflecting that there is in full force and effect, with a term covering the next succeeding calendar year, insurance of the types and in the amounts required.

ARTICLE VIII

RIGHTS OF INSPECTION; AGENCY

Lender, or its agent, shall have the right at any time and from time to time to enter upon the Property for purposes of inspection and conducting Appraisals.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1 Consideration. As an inducement to Lender to execute this Agreement and to disburse the proceeds of the Loan, Borrower represents and warrants to Lender that the following statements set forth in this Article IX are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date and Borrower acknowledges that the truth and accuracy of such representations and warranties is also a condition precedent to Lender’s obligation to make each Loan advance.

9.2 Organization, Powers and Good Standing.

(a) Organization and Powers-Borrower. Borrower is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is duly qualified to transact business as a limited liability company under the laws of the State of Indiana. Borrower has all requisite power and authority and rights to own and operate its properties, to carry on its businesses as now conducted and as proposed to be conducted, and to enter into and perform this Agreement and the other Loan Documents. The address of Borrower’s principal place of business is 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705.

(b) Organization and Powers-Guarantor. Guarantor is a corporation, duly organized and validly existing under the laws of the State of Maryland. Guarantor has all requisite power and authority and rights to own and operate its properties, to carry on its businesses as now conducted and as proposed to be conducted, and to enter into and perform the Environmental Indemnity and the other Loan Documents. The address of Guarantor’s principal place of business is 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705.

(c) Good Standing. Borrower has made all filings and is in good standing in the States of Delaware and Indiana and in each other jurisdiction in which the character of the property it owns or the nature of the business it transacts makes such filings necessary or where the failure to make such filings could have a materially adverse effect on the business, operations, assets or condition (financial or otherwise) of Borrower. Guarantor has made all filings and is in good standing in the State of Maryland and in each other jurisdiction in which the character of the property it owns or the nature of the business it transacts makes such filings necessary or where the failure to make such filings could have a materially adverse effect on the business, operations, assets or condition (financial or otherwise) of Guarantor.

(d) Non-foreign Status. Borrower is not a “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate,” as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder. Borrower’s U.S. employer identification number is as set forth on the signature page hereof.

9.3 Authorization of Loan Documents.

(a) Authorization. The execution, delivery and performance of the Loan Documents by Borrower are within Borrower’s powers and have been duly authorized by all necessary action by Borrower.

(b) No Conflict. The execution, delivery and performance of the Loan Documents by Borrower will not violate (i) Borrower’s operating agreement or articles of organization; or (ii) to Borrower’s knowledge, any legal requirement affecting Borrower or any of its properties; or (iii) any agreement to which Borrower is bound or to which it is a party and will not result in or require the creation (except as provided in or contemplated by this Agreement) of any lien upon any of such properties.

(c) Binding Obligations. This Agreement and the other Loan Documents have been duly executed by Borrower, and are legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

9.4 Compliance with Laws. The Property consists of a legal and separate parcel or parcels under applicable law and for tax assessment purposes. The Improvements were constructed in compliance with, and the Project presently complies fully with, all restrictive covenants and all applicable laws and regulations, including, without limitation, all building codes, environmental laws and the Americans With Disabilities Act (Public Law 101-336).

9.5 No Material Defaults. There exists no material violation of or material default by Borrower and no event has occurred which, upon the giving of notice or the passage of time, or both, would constitute a material default with respect to (a) the terms of any instrument evidencing or securing any material indebtedness secured by the Project, (b) any material lease or other agreement affecting the Project to which Borrower is a party, (c) to Borrower’s knowledge, any material license, permit, statute, ordinance, law, judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority, or any determination or award of any arbitrator to which Borrower or the Project may be bound, or (d) any mortgage, instrument, agreement or document by which Borrower, or any of its properties is bound: (i) which involves any Loan Document, (ii) that might materially and adversely affect the ability of Borrower to perform its obligations under any of the Loan Documents, any Swap Contracts or any other material instrument, agreement or document to which it is a party, or (iii) which might adversely affect the first priority of the liens created by this Agreement or any of the Loan Documents.

9.6 Litigation; Adverse Facts. Borrower has no knowledge of any action, suit, investigation, proceeding or arbitration (whether or not purportedly on behalf of Borrower) at law or in equity or before or by any foreign or domestic court or other governmental entity (a “Legal Action”), pending or, to the knowledge of Borrower, overtly threatened against or affecting Borrower or any of its assets which could reasonably be expected to result in any material adverse change in the business, operations, assets (including the Project) or condition (financial or otherwise) of Borrower or would materially and adversely affect Borrower’s ability to perform its obligations under the Loan Documents. Borrower is not (a) in violation of any applicable law which violation materially and adversely affects or may materially and adversely affect the business, operations, assets (including the Project) or condition (financial or otherwise) of Borrower, (b) subject to, or in default with respect to any other legal requirement that would have a materially adverse effect on the business, operations, assets (including the Project) or condition (financial or otherwise) of Borrower, or (c) in default with respect to any agreement to which Borrower is a party or to which it is bound. There is no Legal Action pending or, to the knowledge of Borrower, threatened against or affecting Borrower questioning the validity or the enforceability of this Agreement or any of the other Loan Documents.

9.7 Title to Properties; Liens. Borrower has good and legal title to all properties and assets reflected in its most recent balance sheet delivered to Lender, except for assets disposed of in the ordinary course of business since the date of such balance sheet. Borrower is the sole owner of, and has good and marketable title to the fee interest in the Property, and the Improvements and all other real property described in the Mortgage, free from any adverse lien, security interest or encumbrance of any kind whatsoever, excepting only (a) liens and encumbrances shown on the Title Policy, (b) liens and security interests in favor of Lender, and (c) other matters which have been approved in writing by Lender.

9.8 Disclosure. There is no fact known to Borrower that materially and adversely affects the business, operations, assets or condition (financial or otherwise) of Borrower that has not been disclosed in this Agreement or in other documents, certificates and written statements furnished to Lender in connection herewith.

9.9 Payment of Taxes. All tax returns and reports of Borrower required to be filed by it have been timely filed, and all taxes, assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income and franchises which are due and payable have been paid when due and payable.

9.10 Securities Activities. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined within Regulations G, T and U of the Board of Governors of the Federal Reserve System), and none of the value of Borrower’s assets consists of such margin stock. No part of the Loan will be used to purchase or carry any margin stock or to extend credit to others for that purpose or for any other purpose that violates the provisions of Regulations U or X of said Board of Governors.

9.11 Government Regulations. Borrower is not subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or to any federal or state statute or regulation limiting its ability in incur indebtedness for money borrowed.

9.12 Rights to Project Agreements, Permits and Licenses. Upon the purchase of the Property, Borrower will be the true owner of all rights in and to all existing agreements, permits and licenses relating to the Project, and will be the true owner of all rights in and to all future agreements, permits and licenses relating to the Project.

9.13 Access. All streets and easements necessary for the operation of the Project are available to the boundaries of the Property.

9.14 Use of Project. To Borrower’s knowledge, the Improvements and the Property, and their use as medical/commercial office buildings, comply fully with all applicable laws and restrictive covenants, including, without limitation, all zoning laws.

9.15 Financial Condition. The financial statements and all financial data previously delivered to Lender in connection with the Loan and/or relating to Borrower are true, correct and complete in all material respects. Such financial statements fairly present the financial position of the parties who are the subject thereof as of the date thereof. No material adverse change has occurred in such financial position, no borrowings have been made by Borrower since the date thereof which are secured by, or might give rise to, a lien or claim against the Project, the proceeds of this Loan, or other assets of Borrower.

9.16 Personal Property. Borrower is now and shall continue to be the sole owner of the personal property constituting part of the Collateral free from any adverse lien, security interest or adverse claim of any kind whatsoever, except for liens or security interests in favor of Lender.

9.17 No Condemnation. No condemnation proceedings or moratorium is pending or, to Borrower’s knowledge, threatened against the Project or the Property (or any portion thereof) which would materially impair the use, occupancy or full operation of the Project in any manner whatsoever.

9.18 Other Loan Documents. Each of the representations and warranties of Borrower contained in any of the other Loan Documents is true and correct in all material respects. All of such representations and warranties are incorporated herein for the benefit of Lender.

9.19 Guarantor. Guarantor has full right, power and authority to execute, deliver and carry out the terms of the Guaranty and Environmental Indemnity and, when executed and delivered pursuant thereto, the Guaranty and the Environmental Indemnity will constitute the valid, binding and legal obligations of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, moratorium and similar laws affecting creditors generally and to general principles of equity.

9.20 No Lease Defaults. There are no defaults by Borrower, to Borrower’s knowledge, or any tenant under any Lease.

9.21 Defects. To Borrower’s knowledge, there are no defects, facts or conditions affecting the Project which would make it unsuitable for its present use and operation as a medical/commercial office buildings.

9.22 ERISA. As of the Closing Date and throughout the term of the Loan, (a) Borrower is not and will not be an “employee benefit plan” as defined in ERISA, and (b) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA.

ARTICLE X

COVENANTS OF BORROWER

10.1 Consideration. As an inducement to Lender to execute this Agreement and to make each disbursement of the Loan, Borrower hereby covenants as set forth in this Article X, which covenants shall remain in effect so long as the Note shall remain unpaid or any obligation of Borrower under any other Loan Documents or under any Swap Contracts remain outstanding or unperformed.

10.2 Existence. Borrower shall and shall cause Guarantor (if other than an individual) to continue to be validly existing under the laws of the jurisdiction of its organization.

10.3 Books and Records; Access by Lender. Borrower shall maintain a single, standard, modern system of accounting (including, without limitation, a single, complete and accurate set of books and records of its assets, business, financial condition, operations, property, prospects and results of operation in accordance with good accounting practice and on a cash basis). During business hours and upon reasonable advance written notice, Borrower will give representatives of Lender access to all assets, books, documents, property, and records of Borrower and will permit such representatives to inspect such assets and property and to audit, copy, examine and make excerpts from such books, documents and records.

10.4 No Encumbrances. Borrower will not permit any lien, levy, attachment or restraint to be made or filed against the Project, or any portion thereof, or permit any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of the Project or any portion thereof, except for lien claims filed or asserted against the Property or the Project and concerning which Borrower is in full compliance with the applicable provisions of the Mortgage.

10.5 Compliance with Laws. Borrower shall comply with all applicable laws, statutes, regulations, codes and requirements, as amended from time to time (including, without limitation, all environmental laws, building, zoning and use laws, requirements, regulations and ordinances, and the Americans With Disabilities Act), all CC&Rs and all obligations created by private contracts and leases which affect ownership, development, construction, equipping, fixturing, use or operation of the Project. If requested by Lender, Borrower shall deliver to Lender, promptly after receipt thereof, copies of all permits and approvals received from Governmental Authorities relating to the development, construction, use, occupancy or operation of the Project to the extent such items are in Borrower’s possession or are reasonably obtainable by Borrower.

10.6 Personal Property. Borrower will not install materials, personal property, equipment or fixtures subject to any security agreement or other agreement or contract wherein the right is reserved to any person, firm or corporation to remove or repossess any such materials, equipment for fixtures, or whereby title to any of the same is not completely vested in Borrower at the time of installation, other than medical equipment purchased with purchase money financing, without Lender’s prior written consent.

10.7 Assessments. Borrower shall pay or discharge all lawful claims, including taxes, assessments and governmental charges or levies imposed upon Borrower or its income or profits or upon any property (including the Project) belonging to Borrower (all the above collectively hereinafter referred to as “Impositions”), prior to the date upon which penalties attach thereto, and submit evidence satisfactory to Lender confirming the payment of all Impositions against the Project. Borrower has the right before any delinquency occurs to contest or object to the amount or validity of any such Imposition by appropriate proceedings, but this will not be deemed or construed in any way as relieving, modifying or extending Borrower’s covenant to pay any such Imposition at the time and in the manner provided in this Section 10.7, unless Borrower has given prior written notice to Lender of Borrower’s intent to so contest or object to an Imposition, and unless, at Lender’s sole option, (i) Borrower demonstrates to Lender’s reasonable satisfaction that the proceedings to be initiated by Borrower will conclusively operate to prevent the sale of the Collateral, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings; or (ii) Borrower furnishes a good and sufficient bond or surety as requested by and reasonably satisfactory to Lender; or (iii) Borrower demonstrates to Lender’s reasonable satisfaction that Borrower has provided as good and sufficient undertaking as may be required or permitted by law to accomplish a stay of any such sale.

10.8 Information and Statements. Borrower shall furnish to Lender:

(a) as soon as the same are available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, certified by an officer of Borrower, a copy of the current company-prepared financial statements of Borrower, prepared upon a GAAP accrual basis, which shall consist of (1) a balance sheet as of the end of the relevant fiscal year, (2) statements of income and expenses of Borrower for such fiscal year (together, in each case, with the comparable figures for the previous fiscal year), (3) statements of income and expenses and changes in financial position of the Project for such fiscal year (together, in each case with comparable figures for the corresponding fiscal year), and (4) cash flow statements of Borrower;

(b) copies of filed federal income tax returns of Borrower and Guarantor for each taxable year (with all K-1s and other forms and supporting schedules attached), on or before October 30 of each year;

(c) a copy of the filed Form 10-K of Guarantor for each fiscal year, within one hundred twenty (120) days after Guarantor’s fiscal year end;

(d) Intentionally Omitted.

(e) as soon as the same are available, and in any event within sixty (60) days after the end of each fiscal quarter, deliver to Lender a detailed rent roll, in form and detail reasonably satisfactory to Lender, for the Project for the preceding fiscal quarter; and

(f) such other information concerning Borrower, Guarantor, the Project, and the assets, business, financial condition, operations, property, prospects, and results of operations of Borrower and Guarantor as Lender reasonably requests from time to time.

10.9 Representations and Warranties . Until repayment of the Note and all other obligations secured by the Mortgage, the representations and warranties of Article IX shall remain true and complete in all material respects.

10.10 Trade Names. Borrower shall immediately notify Lender in writing of any change in the legal, trade or fictitious business names used by Borrower and shall, upon Lender’s request, execute any additional financing statements and other certificates necessary to reflect the change in trade names or fictitious business names.

10.11 Further Assurances. Borrower shall execute and deliver from time to time, promptly after any request therefor by Lender, any and all instruments, agreements and documents and shall take such other action as may be necessary or desirable in the opinion of Lender to maintain, perfect or insure Lender’s security provided for herein and in the other Loan Documents, including, without limitation, the authorization of UCC-1 renewal statements, the execution of such amendments to the Mortgage and the other Loan Documents and the delivery of such endorsements to the Title Company, all as Lender shall reasonably require, and Borrower shall pay all fees and expenses (including reasonable attorneys’ fees) related thereto. Promptly upon the request of Lender, Borrower shall execute and deliver a Certification of Non- Foreign Status.

10.12 Notice of Litigation. Borrower shall give, or cause to be given, prompt written notice to Lender of (a) any action or proceeding which is instituted by or against Borrower or Guarantor in any Federal or state court or before any commission or other regulatory body, Federal, state or local, foreign or domestic, or any such proceedings which are threatened in writing against it, which, if adversely determined, would be likely to have a material and adverse effect upon Borrower’s or Guarantor’s (as applicable) business, operations, properties, assets, management, ownership or condition (financial or otherwise), (b) any other action, event or condition of any nature which may have a material and adverse effect upon Borrower’s or Guarantor’s (as applicable) business, operations, management, assets, properties, ownership or condition (financial or otherwise), or which, with notice or lapse of time or both, would constitute an Event of Default or a default under any other contract, instrument or agreement to which Borrower or Guarantor is a party to by or to which Borrower or Guarantor or any of their properties or assets may be bound or subject, and (c) any actions, proceedings or notices adversely affecting the Project or Lender’s interest therein by any zoning, building or other municipal officers, offices or departments having jurisdiction with respect to the Project.

10.13 Good Standing. Borrower shall maintain its good standing in Delaware and Indiana and preserve its existence and all rights and franchises material to its business and shall cause Guarantor (if other than an individual) to maintain and preserve its existence.

10.14 Hazardous Materials. Borrower will not use, and will not permit the use of, any Hazardous Substance (as defined in the Environmental Indemnity) in connection with the Project except as permitted by applicable law and the Environmental Indemnity.

10.15 Intentionally Omitted.

10.16 Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as and when requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

10.17 Negative Covenants. Borrower shall not, without the prior written consent of Lender in Lender’s sole and absolute discretion, do or permit to be done any of the following:

(a) Indebtedness. Borrower shall not incur or become liable for any Indebtedness, whether secured or unsecured, in favor of any Person, other than:

(1) the Loan;

(2) trade debt incurred in the ordinary course of Borrower’s business and paid in the ordinary course of Borrower’s business and in any event in not more than sixty (60) days; and

(3) obligations under Swap Contracts permitted under Section 12.27 hereof.

(b) Liens and Encumbrances. Borrower shall not create, incur or suffer to exist any lien or encumbrance in, of or on any of the property of Borrower except for Permitted Exceptions.

(c) Fundamental Changes. Borrower shall not, and Borrower shall not permit Guarantor to, dissolve or liquidate or become a party to any merger or consolidation.

(d) Distributions. Borrower shall not declare or pay any distributions or redeem, repurchase or otherwise acquire or retire any of its capital stock or other ownership interest at any time outstanding, except that, for so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrower may make distributions to its members so long as after giving effect to any such distribution no Event of Default or Unmatured Event of Default shall have occurred.

(e) Affiliates. Borrower will not enter into any transaction (including the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate of Borrower except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction.

(f) Amendments to Organizational Documents. Borrower shall not allow any amendments to be made in the terms of Borrower’s or Guarantor’s organizational documents which would adversely effect in any material respect Borrower, Guarantor, the Project, Borrower’s or Guarantor’s ability to perform their obligations under the Loan Documents or Lender’s security interests.

(g) No Other Business. Borrower will not engage in any business other than the ownership, management, and operation of the Project and Borrower will conduct and operate its business as presently conducted and operated.

(h) No Commingling. Borrower will not commingle its funds and other assets with those of any Affiliate, Guarantor, any of Borrower’s members, managers, partners or shareholders or any other Person.

(i) Changes. Borrower will not change or in any manner cause or seek a change in any laws, requirements of Governmental Authorities or obligations created by private contracts and leases which now or hereafter may significantly adversely affect the ownership, use or operation of the Project, without the prior written consent of Lender.

(j) Change in Ownership. Borrower will not suffer to occur or exist, whether occurring voluntarily or involuntarily, any change in, or lien or encumbrance with respect to the legal or beneficial ownership of any interest in Borrower, any member in Borrower or any other direct or indirect ownership interest in Borrower or the members in Borrower (except for shares of stock in NNN Healthcare/Office REIT, Inc. which may be transferred without violating the provisions of this clause (i).

(k) Leases. Borrower shall not enter into, amend or modify any lease in excess of 5,000 square feet (each such lease, a “Material Lease”) covering any portion of the Project without Lender’s prior written consent, in Lender’s sole discretion; provided, however, Borrower shall also not enter any lease which is not a Material Lease for which the rent payable under such lease is not a market rent or the terms are not otherwise market without Lender’s prior written consent, in Lender’s sole discretion. Borrower shall furnish to Lender, upon execution, a fully executed copy of each lease entered into by Borrower, together with all exhibits and attachments thereto and all amendments and modifications thereof. Borrower shall provide Lender with a copy of each proposed Material Lease and with financial information on the proposed tenant to aid Lender in determining whether it will consent thereto. Lender may declare each such Material Lease (or any other lease) to be prior or subordinate to the Mortgage, at Lender’s sole option.

10.18 Post-Closing Deliveries.

(a) Borrower shall, within fifteen (15) Business Days after the Closing Date, deliver to Lender a fully-executed and acknowledged subordination, nondisturbance and attornment agreement, in form and content satisfactory to Lender, for the lease with RCG Indiana.

(b) Borrower shall, within fifteen (15) Business Days after the Closing Date, deliver to Lender a fully-executed estoppel certificate, in form and content satisfactory to Lender, for the lease with RCG Indiana.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

11.1 Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement:

(a) Failure of Borrower or Guarantor to pay any amounts due pursuant to this Agreement, the Note or the Loan Documents (including, without limitation, principal, interest, fees, or other amounts) within ten (10) days after the date such amount is due.

(b) Failure by Borrower or Guarantor to pay any amount (other than principal or interest) when due under this Agreement or any other Loan Document and the expiration of ten (10) days after written notice of such failure by Lender to Borrower.

(c) Failure by Borrower, Guarantor or any other Person referred to therein to comply with any of the provisions of Article VII or Sections 10.4, 10.16 or 10.17(b), (c), (d) and (j).

(d) Failure by Borrower or Guarantor to perform any other obligation, or to comply with any term or condition, applicable to Borrower or Guarantor under any Loan Document that is not referred to in another Section of this Section 11.1 and the expiration of thirty (30) days after written notice of such failure by Lender to Borrower; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within said period of time, and if Borrower commences to cure such default promptly after receipt of notice thereof from Lender, and thereafter prosecutes the curing of such default with reasonable diligence, such period of time shall be extended for such period of time as may be necessary to cure such default with reasonable diligence, but not to exceed an additional sixty (60) days.

(e) Any representation or warranty by Borrower or Guarantor in any Loan Document is materially false, incorrect or misleading as of the date made or renewed.

(f) The occurrence of any event (including, without limitation, a change in the financial condition, business, or operations of Borrower or Guarantor for any reason whatsoever) that materially and adversely affects the ability of Borrower or Guarantor to perform any of its obligations under the Loan Documents or under any Swap Contracts.

(g) Borrower or Guarantor (i) is unable or admits in writing Borrower’s or Guarantor’s inability to pay its monetary obligations as they become due, (ii) fails to pay when due any monetary obligation, whether such obligation be direct or contingent, to any person in excess of $250,000, (iii) makes a general assignment for the benefit of creditors, or (iv) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, or other custodian for Borrower or Guarantor or the property of Borrower or Guarantor or any part thereof, or in the absence of such application, consent, or acquiescence a trustee, receiver, or other custodian is appointed for Borrower or Guarantor or the property of Borrower or Guarantor or any part thereof, and such appointment is not discharged within sixty (60) days.

(h) Commencement of any case under the Bankruptcy Code, Title 11 of the United State Code, or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law by Borrower or Guarantor.

(i) If a receiver, trustee or similar officer shall be appointed for Borrower or Guarantor or for all or any substantial part of the property of Borrower or Guarantor without the application or consent of Borrower or Guarantor and such appointment shall continue undischarged for a period of sixty (60) days (whether or not consecutive); or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application, or otherwise) against Borrower or Guarantor and shall remain undismissed for a period of sixty (60) days (whether or not consecutive).

(j) Any material litigation or proceeding is commenced before any Governmental Authority against or affecting Borrower or the property of Borrower or any part thereof and such litigation or proceeding is not defended diligently and in good faith by Borrower. Any litigation or proceeding is commenced before any Governmental Authority against or affecting Guarantor which if decided against Guarantor would materially adversely affect the Project or Guarantor’s ability to perform its obligations under the Guaranty, and such litigation or proceeding is not defended diligently and in good faith by Guarantor.

(k) A final judgment or decree for monetary damages or a monetary fine or penalty (not subject to appeal or as to which the time for appeal has expired) entered against Borrower or Guarantor by any Government Authority, which together with the aggregate amount of all other such judgments and decrees against Borrower or Guarantor that remain unpaid or that have not been discharged or stayed, exceeds $250,000.00, is not paid and discharged or stayed within thirty (30) days after the entry thereof.

(l) Commencement of any action or proceeding which seeks as one of its remedies the dissolution of Borrower.

(m) All or any part of the property of Borrower, or all or any part of the property of Guarantor valued in excess of $500,000 in the aggregate, is attached, levied upon, or otherwise seized by legal process, and such attachment, levy, or seizure is not quashed, stayed, or released within thirty (30) days of the date thereof.

(n) The occurrence of any Accelerating Transfer (as defined in the Mortgage), unless Lender has consented to such Accelerating Transfer in its sole and absolute discretion, as more particularly provided in the Mortgage.

(o) The occurrence of any Event of Default, as such term is defined in any other Loan Document, after taking into account applicable cure periods.

(p) (i) A default shall occur in the payment when due (after giving effect to any applicable notice and grace periods), whether by acceleration or otherwise, with respect to indebtedness of Borrower or Guarantor in an aggregate amount exceeding $50,000; or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to indebtedness in an aggregate amount exceeding $50,000 if the effect of such default described in this clause (ii) is to permit the acceleration of the maturity of such indebtedness.

(q) Borrower, Guarantor or any Person on behalf of Borrower or Guarantor shall claim or assert that the Loan Documents are not legal, valid and binding agreements enforceable against Borrower or Guarantor in accordance with their respective terms; or the Loan Documents shall in any way be terminated (except in accordance with their terms) or become or be judicially declared ineffective or inoperative or shall in any way cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby.

(r) Any Governmental Authorities take or institute action, which in the reasonable opinion of Lender, will adversely affect Borrower’s or Guarantor’s ability to repay the Loan or which will materially affect Borrower’s or Guarantor’s condition or operations, if such action remains effective for more than thirty (30) days.

(s) Lender fails to have a legal, valid, binding, and enforceable first priority lien acceptable to Lender (subject to Permitted Exceptions) on the Property, Improvements and all other collateral.

(t) Failure of Guarantor to perform or comply with any financial covenant or agreement contained in the Environmental Indemnity which remains uncured for thirty (30) days after written notice of such failure by Lender to Guarantor.

11.2 Remedies.

(a) Notwithstanding any provision to the contrary herein or any of the other Loan Documents, upon the happening of any Event of Default under this Agreement, or upon an Event of Default under any of the other Loan Documents: (i) Lender’s obligation to make further advances of the Loan shall be suspended, and (ii) if the Event of Default shall not be cured within the applicable notice and cure periods, then Lender shall, at its option, have the remedies provided in the Loan Document breached by Borrower, including, without limitation, the option to declare all outstanding indebtedness to be immediately due and payable without presentment, demand, protest or notice of any kind, and the following remedies: Lender’s obligation to make further disbursements to Borrower shall terminate; Lender may, at its option, apply any of Borrower’s funds in its possession to the outstanding indebtedness under the Note whether or not such indebtedness is then due; and Lender may exercise all rights and remedies available to it under any or all of the Loan Documents. All sums expended by Lender for such purposes shall be deemed to have been disbursed to and borrowed by Borrower and should be secured by the Mortgage on the Property.

(b) Effective from and after the occurrence of and during the continuance of an Event of Default, Borrower hereby constitutes and appoints Lender, or an independent contractor selected by Lender, as its true and lawful attorney-in-fact with full power of substitution for the performance of Borrower’s obligations under this Agreement in the name of Borrower, and hereby empower said attorney-in-fact to do any or all of the following upon the occurrence of an Event of Default:

(1) to employ attorneys to defend against attempts to interfere with the exercise of power granted hereby;

(2) to pay, settle or compromise all existing bills and claims which are or may be liens against the Property, the Improvements or the Project;

(3) to execute all applications and certificates in the name of Borrower, which may be required by any other contract;

(4) to prosecute and defend all actions or proceedings in connection with the Project and to take such action, require such performance and do any and every other act as is deemed necessary with respect to the operation of the Project which Borrower might do on its own behalf;

(5) to let new or additional contracts to the extent not prohibited by their existing contracts; and

(6) to take such action and require such performance as it deems necessary under any of the bonds or insurance policies to be furnished hereunder, to make settlements and compromises with the sureties or insurers thereunder, and in connection therewith to execute instruments of release and satisfaction.

It is understood and agreed that the foregoing power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked until repayment of the Loan and performance of all other obligations under the Loan Documents or any Swap Contracts entered into pursuant to Section 12.27 hereof.

ARTICLE XII

MISCELLANEOUS

12.1 Assignment. Borrower shall not assign any of its rights under this Agreement without the prior written consent of Lender, which may be granted or withheld in the sole and absolute discretion of Lender.

12.2 Notices. All demands or notices required or which any party desires to give hereunder or under any other Loan Document shall be in writing (including, without limitation, telecopy, telegraphic, telex, or cable communication) and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, addressed to the party to whom directed at the applicable address specified at the end of this paragraph (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile. Any demand or notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided that service of a demand or notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in this Agreement or in any other Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason. The addresses for notices are as follows:

If to Lender:	Wachovia Financial Services, Inc.
Real Estate Financial Services
General Banking Group
Mail Code: CA 6233
15750 Alton Parkway
Irvine, California 92618
Attn: Anne McNeil
If to Borrower:	NNN Healthcare/Office REIT Kokomo
Medical Office Park, LLC
c/o Triple Net Properties, LLC
1551 N. Tustin Avenue, Suite 300
Santa Ana, California 92705
Attn: Shannon Johnson
With a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Santa Monica, California 90067
Attention: Kevin Kinigstein, Esq.

12.3 Authority to File Notices. Borrower irrevocably appoints Lender at its attorney-in-fact, with full power of substitution, to file for record, at Borrower’s cost and expense and in Borrower’s name, any notices of completion, notices of cessation of labor, or any other notices that Lender considers necessary or desirable to protect its security.

12.4 Inconsistencies with the Loan Documents. In the event of any inconsistencies between the terms of this Agreement and any terms of any of the Loan Documents, the terms of this Agreement shall govern and prevail.

12.5 No Waiver. No disbursement of proceeds of the Loan shall constitute a waiver of any conditions to Lender’s obligation to make further disbursements nor, in the event Borrower is unable to satisfy any such conditions, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to constitute a default under this Agreement.

12.6 Lender Approval of Instruments and Parties. All proceedings taken in accordance with transactions provided for herein; all surveys, appraisals and documents required or contemplated by this Agreement and the persons responsible for the execution and preparation thereof; shall be satisfactory to and subject to reasonable approval by Lender. Lender’s counsel shall be provided with copies of all documents which they may reasonably request in connection with the Agreement.

12.7 Lender Determination of Facts. Lender shall at all times be free to establish independently, to its satisfaction, the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

12.8 Incorporation of Preamble, Recitals and Exhibits. The preamble, recitals and exhibits hereto are hereby incorporated in to this Agreement.

12.9 Third-Party Consultants. Lender may hire such third-party consultants as it deems necessary, the costs of which shall be paid by Borrower, to provide the following services: (a) perform environmental assessments; (b) to provide Appraisals; and (c) perform such other services as may, from time to time, be reasonably required by Lender. This obligation on the part of Borrower shall survive the closing of the Loan and the repayment thereof.

12.10 Payment of Expenses. Borrower shall pay all taxes and assessments and all expenses, charges, costs and fees provided for in this Agreement or relating to the Loan or the Project, including, without limitation, any fees incurred for recording or filing any of the Loan Documents, title insurance premiums and charges, tax service contract fees, fees of any consultants, Lender’s processing and closing fees, Lender’s inspection fees, reasonable fees and expenses of Lender’s counsel (and any counsel to any assignee of Lender to which the Loan Documents are pledged as security), printing, photostating and duplicating expenses, air freight charges, escrow fees, costs of surveys, premiums of hazard insurance policies and surety bonds and fees for any appraisal, appraisal review, market or feasibility study required by Lender. Borrower hereby authorizes Lender to disburse the proceeds of the Loan to pay such expenses, charges, costs and fees notwithstanding that Borrower may not have requested a disbursement of such amount. Such disbursement shall be added to the outstanding principal balance of the Note. The authorization hereby granted shall be irrevocable, and no further direction or authorization from Borrower shall be necessary for Lender to make such disbursements. However, the provision of this Section 12.10 shall not prevent Borrower from paying such expense, charges, costs and fees from its own funds. All such expenses, charges, costs and fees shall be Borrower’s obligation regardless of whether or not Borrower has requested and met the conditions for a disbursement of the Loan. The obligations on the part of Borrower under this Section 12.10 shall survive the closing of the Loan and the repayment thereof.

12.11 Disclaimer by Lender. Lender shall not be liable to any contractor, subcontractor, supplier, laborer, architect, engineer or any other party for services performed or materials supplied in connection with the Project. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrowers or others or against the Property or the Project. Borrower is not and shall not be an agent of Lender for any purpose. Lender is not a joint venture partner with Borrower in any manner whatsoever. Prior to default by Borrower under this Agreement and the exercise of remedies granted herein, Lender shall not be deemed to be in privity of contract with any contractor or provider of services to the Project, nor shall any payment of funds directly to a contractor, subcontractor, or provider of services be deemed to create any third party beneficiary status or recognition of same by Lender. Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrower.

12.12 Indemnification. To the fullest extent permitted by law, Borrower agrees to protect, indemnify, defend and hold harmless Lender, its directors, officers, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including reasonable legal fees and expenses on account of any matter or thing or action or failure to act by Lender, whether in suit or not, arising out of this Agreement or in connection herewith, other than such claims and liabilities as arise solely from the gross negligence or intentional misconduct of Lender. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower notice of the matter and an opportunity to defend it, at Borrower’s sole cost and expense, with legal counsel satisfactory to Lender. Lender may also require Borrower to defend the matter. The obligations on the part of Borrower under this Section 12.12 shall survive the closing of the Loan and the repayment thereof.

12.13 Titles and Headings. The titles and headings of sections of this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.14 Brokers. Borrower and Lender represent to each other that neither of them knows of any brokerage commissions or finders’ fee due or claimed with respect to the transaction contemplated hereby. Borrower and Lender shall indemnify and hold harmless the other party from and against any and all loss, damage, liability, or expense, including costs and reasonable attorney fees, which such other party may incur or sustain by reason of or in connection with any misrepresentation by the indemnifying party with respect to the foregoing.

12.15 Change, Discharge, Termination, or Waiver. No provision of this Agreement may be changed, discharged, terminated, or waived except in writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of Lender to exercise and no delay by Lender in exercising any right or remedy under the Loan Documents or under the law shall operate as a waiver thereof.

12.16 CHOICE OF LAW. THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

12.17 Disbursements in Excess of Loan Amount. In the event the total disbursements by Lender exceed the amount of the Loan the total of all disbursements shall be secured by the Mortgage. All other sums expended by Lender pursuant to this Agreement or any other Loan Documents shall be deemed to have been paid to Borrower and shall be secured by, among other things, the Mortgage.

12.18 Participations. Lender shall have the right at any time to sell, assign, transfer, negotiate or grant participations in all or any part of the Loan or the Note to one or more participants.

12.19 Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF INDIANA SITTING IN HOWARD COUNTY, THE COURTS OF THE STATE OF CALIFORNIA SITTING IN ORANGE COUNTY, THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF INDIANA AND THE UNITED STATES DISTRICT COURT OF THE CENTRAL DISTRICT OF CALIFORNIA AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.20 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

12.21 Time is of the Essence. Time is of the essence of this Agreement.

12.22 Attorneys’ Fees. Borrower shall promptly pay to Lender from Borrower’s own funds or from the proceeds of the Loan, upon demand, with interest thereon from the date of demand at the default interest rate, reasonable attorneys’ fees and all costs and other expenses paid or incurred by Lender in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement, any of the other Loan Documents or under any Swap Contracts, and payment thereof shall be secured by the Mortgage. If at any time Borrower fails, refuses or neglects to do any of the things herein provided to be done by Borrower, Lender shall have the right, but not the obligation, to do the same but at the expense and for the account of Borrower. The amount of any monies so expended or obligations so incurred by Lender, together with interest thereon at the default interest rate, shall be repaid to Lender forthwith upon written demand therefor and payment thereof shall be secured by the Mortgage.

12.23 Signs. Through the term of the Loan, Lender shall have the right to erect one of more signs on the Project indicating its provision of financing for the Project, and Lender shall also have the right to publicize its financing of the Project as Lender may deem appropriate.

12.24 Waiver Of Jury Trial. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). BORROWER AND LENDER (A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGE THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.25 WAIVER OF SPECIAL DAMAGES. BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

12.26 USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

12.27 Swap Contracts. Borrower may enter into Swap Contracts with Lender (or its Affiliates), or with another financial institution acceptable to Lender, for the purpose of hedging and protecting against interest rate fluctuation risks with respect to the Loan, on such terms and conditions as are mutually approved by Borrower and Lender (or its Affiliates). So long as any Mortgage encumbers the Project and the Swap Contract has been provided by Lender (or its Affiliates) in connection with the Loan, Borrower’s obligations (including any payment obligations) with respect to any such Swap Contract shall be secured by the Deeds of Trust and any other Collateral, and any default by Borrower under any such Swap Contract shall, at the discretion of Lender, constitute an Event of Default under this Agreement. All Swap Contracts, if any, between Borrower and Lender (or its Affiliates) are independent Agreements governed by the written provisions of the Swap Contracts, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of any Notes or other Loan Documents, except as otherwise expressly provided in the written Swap Contracts, and any payoff statement from Lender relating to the Note shall not apply to the Swap Contracts except as otherwise expressly provided in such payoff statement. By its signature below, Borrower waives any right to prepay the Loan, in whole or in part, without payment of any and all amounts specified or required under the terms of any Swap Contracts (the “Indemnified Amounts”). Borrower acknowledges that prepayment of the Loan may result in Lender (or its Affiliates) incurring additional losses, costs, expenses and liabilities, including lost revenues and lost profits in connection with the Swap Contract or otherwise. Borrower therefore agrees to pay any and all Indemnified Amounts if the Loan is prepaid, whether voluntarily or by reason of acceleration, including acceleration upon any transfer or conveyance of any right, title or interest in any Property giving Lender the right to accelerate the maturity of the Loan as provided in the Loan Documents. Borrower agrees that Lender’s willingness to offer the Loan to Borrower is sufficient and independent consideration, given individual weight by Borrower, for this waiver. Borrower understands that Lender would not offer the Loan to Borrower absent this waiver. Notwithstanding anything to the contrary contained in this Agreement, any obligations of Borrower under any Swap Contracts owed to Wachovia Bank, N.A. (or any of its Affiliates) shall, at Wachovia Bank, N.A.’s (or its Affiliates’) discretion, be secured pari passu with any and all indebtedness and obligations of Borrower secured pursuant to the Loan Documents.

ARTICLE XIII

EXHIBITS

The following exhibits to this Agreement are fully incorporated herein as if set forth at length:

Exhibit A — Property Description

Exhibit B — Budget

Exhibit C — Closing Requirements

[Signatures Appear on Following Page.]

IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be duly executed and delivered as of the date first above written.

"Lender” WACHOVIA FINANCIAL SERVICES, INC., a North Carolina corporation By: /s/ Anne M. McNeil Name: Anne M. McNeil Title: Vice President
"Borrower” NNN HEALTHCARE/OFFICE REIT KOKOMO MEDICAL OFFICE PARK, LLC, a Delaware limited liability company By: /s/ Shannon K S Johnson Name: Shannon K S Johnson Title: Authorized Signatory
Employer Identification No. 26-0903716